Exhibit 99.1

Press Release Dated August 17, 2015

NEWS RELEASE

August 17, 2015

Farmers Capital Bank Corporation Announces Termination of Regulatory Agreement at Bank Subsidiary

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) announced on August 17, 2015, Citizens Bank of Northern Kentucky, Inc. (the “Bank” or “Citizens Northern”), a wholly-owned subsidiary of the Company, received written notification from the Federal Deposit Insurance Corporation (“FDIC”) and the Kentucky Department of Financial Institutions (“KDFI”) that, as a result of their recent examination of the Bank, the Memorandum of Understanding (“Memorandum”) entered into between the parties in July of 2013 has been terminated effective immediately.

“Termination of the Memorandum at Citizens Northern is a significant milestone,” states Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “The Bank has made considerable progress improving its overall financial condition and, as a result, the Memorandum has served its purpose and is no longer necessary. We are pleased to receive this acknowledgement by our regulators.”

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 35 banking locations in 22 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.